INVESTMENT ADVISORY AGREEMENT

Amended and Restated Investment Advisory Agreement (this "Agreement") made as of the 25th day of February, 2005, between NICHOLAS HIGH INCOME FUND, INC. (f/k/a Nicholas Income Fund, Inc.), a Maryland corporation (the "Fund"), and NICHOLAS COMPANY, INC., a Wisconsin corporation (the "Adviser"):

Whereas, the Fund and the Adviser are parties to that certain Investment Advisory Agreement, dated as of January 15, 1986 (the "Original Agreement").

Whereas, on February 7, 2005, the Board of Directors of the Fund authorized the designation and issuance of a new class of shares of the Fund, $0.01 par value per share("Class N") and designated the existing Fund share class, Class I shares ("Class I").

Whereas, Class N shares are subject to a 12b-1 plan ("12b-1 plan") and a shareholder servicing plan ("service plan" and together with the 12b-1 plan, the "Plans") which provide for payment under the Plans to the Adviser for certain services to be provided to the Fund including without limitation, the payment of sales and promotion expenses.

Whereas, the Original Agreement provides for the payment of the Adviser in some instances, for the same or similar services, including without limitation, the payment of sales and promotion expenses.

Whereas, the parties desire to amend the Original Agreement in order to provide for its application to the Class N shares in a manner consistent with the terms of the Plans.

Whereas, the board of directors of the Fund believes that the amendment is in the best interest of the Fund’s existing shareholders and the Fund.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows

WITNESSETH:

1. The Fund hereby employs the Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Fund and to administer its affairs, to the extent requested by and subject to the supervision of the Board of Directors of the Fund, for the period and on the terms set forth in this Agreement.

The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise to be deemed an agent for the Fund.

2. The Adviser, at its own expense, shall furnish to the Fund suitable office space in its own offices or in such other place as may be agreed upon from time to time, and all necessary office facilities and equipment for managing the affairs and investments of the Fund. The Adviser shall pay all salaries of officers and fees of directors of the Fund who are interested persons of the Adviser. The Fund will not charge any sales load or commission in connection with the sale of Fund shares and the Adviser shall bear all sales and promotional expenses of the Fund, other than expenses covered by the Plans or incurred in complying with laws regulating the issue or sale of securities.

3. The Fund will pay all of its operating expenses, including but not limited to the charges and expenses of any custodians appointed by the Fund for the safekeeping of its securities and/or other property and for keeping its books of accounts and other charges and expenses of independent auditors, of legal counsel, and of any transfer and dividend disbursing agents and registrars of the Fund, cost of stock certificates and of corporate reports, notices of meeting, proxy solicitations, membership dues in the Investment Company Institute, fees and salaries of the officers and directors who are not interested persons of the Adviser, costs of personnel to perform clerical, accounting, and other office services for the Fund, registration fees payable to any government or governmental body or agency (including those incurred on account of the registration or qualification under federal or state laws, of securities issued by the Fund), cost of registration statements, cost of prospectuses, postage and other like miscellaneous expenses.

4. All taxes, brokerage commissions, interest and other similar expenses shall be paid by the Fund.

5. For the services to be rendered and the charges and expenses assumed to be paid as provided in paragraph 2 hereof, the Fund shall pay to the Adviser as annual compensation the sum of 1/2 of 1% of the average net assets of the Fund, except that on average net assets in excess of $50,000,000 the annual rate of compensation shall be reduced as follows:

Assets	Rate

$50,000,000 to $100,000,000	4/10 of 1%
$100,000,000 and over	3/10 of 1%

In the event that the expense the Fund is required to pay by the terms of paragraph 3 hereof shall exceed in any year 1/2 of 1% of the average net assets of the Fund for that year, the Adviser covenants and agrees to reimburse the Fund for the amount of the excess of such expenses over 1/2 of 1% of the average net assets. Any required reimbursement will be made on a monthly basis as a reduction of the management fee payable to the Adviser for the month.

The average net assets of the Fund for the purposes of this paragraph shall be the average of the closing valuations of the total net assets of each business day of the year, computed on the same basis as provided for the determination of net asset value for the sale and repurchase of the Fund's own stock.

The compensation shall be paid monthly. In case of termination of this Agreement otherwise than at the end of a month, such compensation for the current month shall be apportioned and the part thereof allocable to the part of such month then expired shall be payable to the Adviser upon such termination.

6. No order, direction, approval, contract or obligation on behalf of the Fund with or affecting the Adviser shall be deemed binding unless made in writing and signed on behalf of the Fund by an officer or officers of the Fund authorized by the Board of Directors.

7. It is understood that the directors, officers, agents and stockholders of the Fund are or may be interested in the Adviser as officers, directors, agents, stockholders or otherwise, and that the directors, officers, agents and stockholders of the Adviser are or may be interested in the Fund as directors, officers, agents, stockholders or otherwise, and that the Adviser is or may be interested in the Fund as a stockholder for investment purposes.

8. The Adviser agrees that it will not take any long or short positions in the shares of the Fund and that so far as it can control the situation, it will prevent any officer, director, agent or stockholder of the Adviser from taking any long or short position in the shares of the Fund; provided, however, that it shall be permissible for the Adviser, for any officer, director, agent or stockholder of the Adviser to purchase and own stock of the Fund for investment purposes.

9. This Agreement shall, in the event of assignment as defined in the Investment Company Act of 1940, as amended, automatically terminate.

10. This Agreement shall continue in force until terminated as provided in this Agreement, except that this Agreement shall continue in effect after the expiration of two years from the date of its execution only so long as such continuance is specifically approved at least annually (a) by the Board of Directors or by the vote of a majority of the outstanding voting securities of the Fund, and (b) by a vote of a majority of directors of the Fund who are not parties to such contract or agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

11. This Agreement may be terminated at any time, without payment of any penalty, either by a majority of the Board of Directors of the Fund or by a vote of the majority of the outstanding voting securities of the Fund or by the Adviser on sixty (60) days notice in writing to the other party.

12. This Agreement may be amended by mutual consent of the parties, provided that the terms of each such amendment shall be approved in advance by the vote of a majority of the outstanding voting securities of the Fund. If at any time during the existence of this Agreement the Fund deems it necessary or advisable in the best interests of the Fund that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the Securities and Exchange Commission or state regulatory bodies or other governmental authority, or to obtain any advantage under state or federal tax laws, the Fund shall notify the Adviser of the form of amendment which it deems necessary or advisable and the reasons therefor, and if the Adviser declines to assent to such amendment, the Fund may terminate this Agreement forthwith.

13. Any notice under this Agreement shall be in writing, addressed and delivered, or mailed postpaid to the other party at any place of business of such party.

14. This Agreement shall be in force and effect from January 15, 1986, or from such subsequent date as the parties may mutually agree upon.

15. The Adviser agrees while this Agreement is in force and effect, that it will not accept employment as investment adviser for or administer the affairs of any other investment objective and policy. Nothing in this Agreement shall limit or prevent the Adviser from acting as investment adviser or from administering the affairs or other investment companies that are growth funds, growth income funds, balanced funds, or special funds as presently categorized in the mutual fund investment field.

NICHOLAS HIGH INCOME FUND, INC.

By: /s/ David O. Nicholas

David O. Nicholas, President

NICHOLAS COMPANY, INC.

By: /s/ Albert O. Nicholas

Albert O. Nicholas, President